                                                                   EXHIBIT 10.29

                   EMPLOYMENT AGREEMENT WITH DOCTOR R. CRANTS

         This Employment Agreement with Doctor R. Crants (the "Agreement"), entered into this 1st day of January, 1999, by and between CORRECTIONAL MANAGEMENT SERVICES CORPORATION, a Tennessee corporation with its principal place of business at 10 Burton Hills Boulevard, Nashville, Tennessee 37215 (the "Company"), and DOCTOR R. CRANTS, JR., a resident of Nashville, Tennessee ("Crants").


                              W I T N E S S E T H:

         1. Employment. Company hereby employs Crants and Crants hereby accepts employment under the terms and conditions hereinafter set forth.

         2. Duties. Crants is engaged as Chief Executive Officer of the Company. His powers and duties in that capacity shall be those normally associated with the position of Chief Executive Officer. During the term of this Agreement, Crants shall also serve without additional compensation in such other offices of the Company to which he may be elected or appointed by the Board of Directors.

         3. Term. Subject to provisions of termination as hereinafter provided, the initial term of Crants' employment under this Agreement shall begin on January 1, 1999 and shall terminate on December 31, 2002 (the "Initial Term"). Unless the Company notifies Crants that his employment under this Agreement will not be extended, the term of his employment under this Agreement shall automatically be extended for an additional three (3) year period on the same terms and conditions as set forth herein (the "Renewal Term").

         If Company elects not to extend Crants' employment under this Agreement, it shall do so by notifying Crants in writing not less than ninety
(90) days prior to the expiration of the Initial Term. If Company does not elect to extend Crants' employment under this Agreement, Crants shall be considered to have been terminated without just cause upon the expiration of his employment, and Crants will receive the payments and benefits set forth in Section 7 hereof. Crants' date of termination, for the purposes of Section 7 hereof, shall be the date of the Company's last payment to Crants.

         4. Compensation.

            4.1. Base Salary. For all duties rendered by Crants, the Company shall pay Crants a salary in such amount as the Board of the Directors of the Company may determine, not to be less than $160,000 per year, payable according to the customary payroll practices of the Company, but in no event less frequently than once each month. During each year of this Agreement, Crants' compensation will be reviewed by the Board of Directors of the Company, or such subcommittee to which compensation review has been delegated, and after taking into consideration both the Company and personal performance, the Committee may increase Crants' compensation to any amount it may deem appropriate.

                  4.2. Bonus. The Company will pay Crants annual incentive compensation awards, in cash and/or in equity, as may be granted by the Board of Directors, or such subcommittee to which incentive compensation awards have been delegated, under any executive bonus plan or incentive plan in effect from time to time.

                  4.3. Benefits.

                  4.3.1. General. Crants shall be entitled to an annual paid vacation as established by the Board of Directors of the Company. In addition, Crants shall be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. Crants will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including stock purchase programs and stock option plans. Except as may be provided for in Section 4.3.2. herein, nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives.

                  4.3.2. Life, Health and Disability Insurance. Notwithstanding the benefit provisions of Section 4.3.1. herein, and in addition to the benefit provisions contained therein, the Company agrees to the following:

                  (i) To provide and maintain term life insurance on Crants' life in the amount of a minimum of $3,000,000, such policy being payable, upon Crants' death, to Crants' designated beneficiary;

                  (ii) To provide and maintain, during the term of this Agreement and thereafter, if Crants is terminated without just cause or the Agreement naturally expires upon the completion of the Renewal Term and no subsequent extensions are entered into, until Crants and his spouse reach the age of sixty-five (65) or become otherwise eligible to receive coverage by Medicare or another similar governmental program, health insurance on Crants and his spouse in such amounts as are customary for or available to executives of the Company; and

                  (iii) To provide and maintain, through insurance or on its own account, coverage for Crants, relating to illness or incapacity resulting in Crants being unable to perform his services, that will provide payment of Crants full salary and benefits for twelve (12) months. For the period beyond twelve
(12) months, the Company shall provide and maintain, through insurance or on its own account, coverage for Crants that will provide salary at seventy percent (70%) of Crants' current level plus full benefits to age sixty-five (65). To the extent that payments are received from any worker's compensation or other Company paid plans, the Company's obligations will be reduced by amounts so received.

                  4.4. Expenses. The Company shall promptly reimburse Crants for all reasonable travel and other business expenses incurred by Crants in the performance of his duties under this Agreement upon evidence of receipt.

                  4.5. Withholdings. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

         5. Termination by Crants. Crants' employment hereunder may be terminated by Crants upon ninety (90) days written notice to the Company. Subject to the Company's continuing obligations under Section 4.3.2. of this Agreement, Crants' death or disability shall constitute termination of Crants' employment hereunder.

         6. Termination by Company for Just Cause. The Company may terminate Crants' employment pursuant to the terms hereunder for just cause. For the purposes of this Agreement, Company shall have "cause" upon (i) theft or dishonesty in the conduct of the Company's business, (ii) conviction of a felony or of a misdemeanor involving moral turpitude, or (iii) willful and continued neglect or gross negligence by Crants after a written demand for substantial performance is delivered to Crants by the Board of Directors of the Company, which demand specifies and identifies the manner in which Crants was willfully neglectful or grossly negligent, and Crants fails to comply with such demand within a reasonable time as established by the Company's Board of Directors. For purposes of this section, "willful" shall be determined in the exclusive discretion of the Board of Directors of the Company. In making such determination, the Board of Directors of the Company shall not act unreasonably or arbitrarily.

         Notwithstanding the foregoing, Crants shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for that purpose (after reasonable notice to Crants, and an opportunity for Crants, together with counsel of his choice, to be heard before the Board), finding that Crants was, in the good faith opinion of the Board, guilty of conduct set forth above in clauses (i) or (ii) of this section, and specifying the particulars thereof in reasonable detail.

         7. Termination by Company Without Just Cause. Crants' employment under this Agreement may be terminated by the Company at any time without just cause provided the Company shall pay Crants on a monthly basis for a total period of three (3) years from the date of termination, the amount due to Crants as his compensation, based upon the annual rate payable as of the date of termination, without any cost of living adjustments, subject to the following:

         (i) Crants shall continue to be covered, for the three year period, under health, life and disability insurance plans of the Company as may be set forth in
         Section 4.3.2. herein. Crants' benefits shall be reduced, however, by any such coverage that Crants receives incident to any employment during said three year period;

         (ii) The Company shall be entitled to receive as off-set and thereby reduce its payments, the amount earned by Crants in any active employment that he may receive during the three year period from any other source whatsoever, except said sums shall not include income from dividends, investments or passive income. As a condition for Crants receiving his compensation from the Company, he agrees to furnish the Company annually with full information regarding such other employment and to permit inspection of his records at any such employment and copy of his federal income tax returns;

         (iii) The Company shall receive credit for unemployment insurance, social security insurance or like amounts received by Crants during the three year period; and

         (iv) The payments will cease upon death of Crants regardless of term remaining.

         8. Restrictive Covenants.

            8.1. Confidential Information. Crants agrees not to disclose, either during the time he is employed by the Company or following the termination of his employment by him or the Company, any confidential information concerning the Company or its business, including, but not limited to contract terms, financial information, operating data, or business plans or models, whether for existing, new or developing businesses.

            8.2. Non-Compete. The Company and Crants recognize and acknowledge that the Company's business has a national scope and the Company is contemplating doing business in every state in the United States and has reasonably anticipated that Crants will perform his duties under this Agreement in every state in the United States. During the term of Crants' employment with the Company, Crants agrees not to, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of a real estate investment trust or any other entity engaged in the ownership, development, financing or acquisition of correctional and detention facilities or otherwise compete, directly or indirectly, with the Company. Upon Crants' voluntary termination of employment, upon termination of Crants' employment by the Company for just cause, or upon termination of Crants' employment without just cause as long as Crants is receiving payments or benefits from Company under Section 7 hereof, Crants agrees not to enter into or engage in the business of owning, developing, financing or acquiring private correctional and detention facilities, either as an individual for his own account, as a partner or joint venturer, or as an employee, agent, officer, director, or substantial shareholder of a corporation or otherwise for a period of one (1) year following the date of Crants' termination of employment with the Company. Notwithstanding the foregoing, in the event Crants is terminated for just cause, if Crants reasonably shows that his proposed employment is not directly competitive with the Company's business, Crants may enter into such employment. Furthermore, none of the provisions of this section 8.2 shall be deemed to prohibit Crants' employment with Prison Realty Corporation.

            8.3. Non-Solicitation. Upon termination or expiration of his employment, whether voluntary or involuntary, Crants agrees not to directly or indirectly solicit business from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of Crants' termination, or from which Crants knew or had reason to know that the Company was going to solicit business at the time of Crants' termination, for a one year period from the date of Crants' termination of his employment with the Company.

            8.4. Enforcement. Crants and the Company hereby expressly acknowledge and agree that the covenants contained in this Section 8 may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude the Company from other remedies which may be available to it by law.

            8.5. Termination. Notwithstanding any provision to the contrary otherwise contained in this Agreement, the agreements and covenants contained in this Section 8 shall not terminate upon Crants' termination of his employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.

         9. Notices. Any notice required or permitted to be given under this Agreement shall be deemed given if in writing, sent by registered or certified mail to his current residence in the case of Crants, or to its principal office in the case of the Company.

         10. Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

         11. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Crants acknowledges that the services to be rendered by him are unique and personal, and Crants may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

         12. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         13. Controlling Law. This Agreement shall be governed and interpreted under the laws of the State of Tennessee.

         14. Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.



                                       DOCTOR R. CRANTS, JR.:


                                       /s/ Doctor R. Crants, Jr.
                                       ---------------------------------------
                                       DOCTOR R. CRANTS, JR.


                                       COMPANY:

                                       CORRECTIONAL MANAGEMENT SERVICES
                                       CORPORATION, a Tennessee corporation


                                       By: /s/ Darrell K. Massengale
                                           -----------------------------------

                                       Its: Chief Financial Officer
                                           -----------------------------------